CONTACTS	For: Emily Leverone
From: Matt Goldstein	Director of Investor Relations
DDCworks	Phillips Edison – ARC Shopping Center REIT Inc.
mgoldstein@ddcworks.com	eleverone@phillipsedison.com
(484) 342-3600	(513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Engages Financial Advisors to

Evaluate Strategic Alternatives

CINCINNATI, OH, July 24, 2014 — Phillips Edison–ARC Shopping Center REIT Inc. (the “Company”) announced today that it has engaged BofA Merrill Lynch and RCS Capital, the investment banking and capital markets division of Realty Capital Securities, LLC, as financial advisors to advise the Company in its evaluation of possible strategic alternatives.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of July 24, 2014 the Company owned and managed an institutional quality retail portfolio consisting of 120 grocery-anchored shopping centers totaling approximately 12.6 million square feet. For more information on the Company, please visit the Company’s website at www.phillipsedison-arc.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

###